Exhibit 4.1

NUMBER	SHARES
001	6,514

ALARION FINANCIAL SERVICES, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

THIS CERTIFIES THAT THE UNITED STATES DEPARTMENT OF THE TREASURY

is the owner of:

Six Thousand Five Hundred and Fourteen

FULLY PAID AND NONASSESSABLE SHARES OF FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

$1,000 LIQUIDATION PREFERENCE PER SHARE

$0.01 PAR VALUE PER SHARE

The shares represented by this Certificate are transferable only on the stock transfer books of Alarion Financial Services, Inc. by the holder of record hereof, or by his duly authorized attorney or legal representative, upon the surrender of this Certificate properly endorsed. This Certificate, and the shares represented hereby, are issued and shall be held subject to all the provisions of the Articles of Incorporation and the Certificate Of The Designation, Preferences, Rights And Limitations Of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of Alarion Financial Services, Inc., and any amendments thereto (copies of which are on file with the Corporate Secretary of Alarion Financial Services, Inc. and the Secretary of State of the State of Florida), to all of which provisions the holder by acceptance hereof assents. Alarion Financial Services, Inc., will furnish the holder hereof a full statement of such information on request and without charge. The shares evidenced by this Certificate are not of an insurable type and are not insured by the Federal Deposit Insurance Corporation.

IN WITNESS WHEREOF, Alarion Financial Services, Inc. has caused this Certificate to be executed by the signature of its duly authorized officers and has caused its corporate seal to be hereunto affixed.

Dated: January 23, 2009

SEAL

President	Chairman of the Board